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TECUMSEH PRODUCTS COMPANY                                          EXHIBIT 99.1
(NASDAQ:  TECUA and TECUB)

October 28, 2005
Tecumseh, Michigan

             TECUMSEH ANNOUNCES CHANGE AT CORINTH, MISSISSIPPI PLANT

Tecumseh Products Company announces that it will cease engine assembly operations in Corinth, Mississippi and consolidate such activities at its U.S. assembly facility in Dunlap, Tennessee. Approximately 280 people will be affected by the shutdown of the Corinth plant. Layoffs are expected to begin on or after December 31, 2005.

"Improvements in scheduling and productivity, as well as increased Brazilian production, will now allow us to efficiently respond to customer demand from a single U.S. engine assembly facility," says Jim Bonsall of AlixPartners who also serves as President of Tecumseh's Engine & Power Train Group. AlixPartners was engaged by Tecumseh Products in August, 2005 to accelerate the implementation of the Engine & Power Train Group's performance improvement plan. Improving productivity and reducing excess capacity are key elements of the ongoing restructuring.

The Corinth facility was originally established in 1996 to produce electric motors for U.S. built compressors, but the motor operations were recently concentrated in the Paris, Tennessee hermetic motor plant. Since March, 2004, the facility has been utilized for engine assembly to absorb peak production volumes in the U.S. "Since opening this facility in 1996, the employees of Corinth and the community have been very good to Tecumseh Products," said Todd
W. Herrick, Chairman and CEO of Tecumseh. "Since its opening, the plant has had to continuously adapt its operations as many of the markets it served moved overseas." The Company is evaluating the Corinth facility as a potential shared central distribution warehouse serving Tecumseh Products Company's 14 U.S. production operations.

The company estimates the cost of the Corinth shutdown to be $1.5 million, consisting primarily of severance and asset relocation costs. The majority of these costs will be incurred in the fourth quarter of 2005.

Tecumseh Products Company is a full-line independent global manufacturer of hermetic compressors for residential and commercial refrigerators, freezers, water coolers, dehumidifiers, window air conditioning units and residential and commercial central system air conditioners and heat pumps; gasoline engines and power train for lawn mowers, lawn and garden tractors, garden tillers, string trimmers, snow throwers, industrial and agricultural applications and recreational vehicles; electric motors and components, including AC and DC motors, blowers, gear motors and linear actuators for a wide variety of industrial and consumer applications across a broad range of industries; and centrifugal pumps, sump pumps and small submersible pumps for industrial, commercial, marine and agricultural applications.


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This discussion contains forward-looking statements within the meaning of the
Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. Forward-looking statements can be identified by the use of terms such as "expects," "should," "may," "believes," "anticipates," "will," and other future tense and forward-looking terminology. Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties. For a description of these risks and uncertainties, refer to "Cautionary Statements Relating to Forward Looking Statements" in the Management's Discussion and Analysis section of Tecumseh Products Company's Annual Report to Shareholders and Form 10-K for the year ended December 31, 2004.

Contact:        Pat Walsh
                Director of Investor Relations
                Tecumseh Products Company
                (517) 423-8455